UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2016

TAPIOCA CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-201037	35-2507568
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

Lasi, Vasile Lupu nr. 83, bl, D1, sc. B, Suite 37
Romania
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 4 (0373) 78 12 42

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01  Other Events.
On February 23, 2016, Slav Serghei, the Company's sole director, President, Treasurer and Secretary, and holder of 3,500,000 shares of the Company's common stock representing approximately 64% of the Company's issued and outstanding securities, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which he agreed to sell to two (2) unrelated third parties (the "Purchasers"), all of his securities of the Company, for aggregate cash consideration of One Hundred Eighty-Two Thousand Four Hundred Dollars ($182,400) as set forth below:
Name	No. of Shares	Percentage of Issued and Outstanding
Ms. Jiang Zhixian	1,750,000	32%
Mr. Zhao Zhenqi	1,750,000	32%
Total	3,500,000	64%
*Ms. Jiang Zhixian is spouse of Mr. Zhao Zhenqi. The new shareholders have no direct family relationships to officers/directors of Tapioca.
Upon the consummation of the securities of the Company, a change of control is expected to occur with Slav Serghei appointing a designee of the Purchasers as a member of the Board of Directors and as Chief Executive Officer, Chief Financial Officer and Secretary of the Company.  Thereafter, Mr. Serghei will resign as a member of the Board.
The closing of the sale is anticipated to occur on the earlier to occur of the satisfaction or waiver of certain conditions or March 3, 2016.  Conditions to closing include, among others: (i) the satisfactory completion of the Purchaser’s due diligence of the Company; (ii) the filing of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2016; and (iii) the resignation of all current officers and directors of the Company and the appointment of designees of the Purchaser to those position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TAPIOCA CORP.
Date:  March 2, 2016

By:       /s/ SLAV SERGHEI
Slav Serghei
Principal Executive, Financial Officer and Chief Accounting Officer